Exhibit 11
                               THERMO SENTRON INC.

                        Computation of Earnings per Share


                               Three Months Ended         Nine Months Ended
                            ------------------------   ------------------------

                             Sept. 28,     Sept. 30,    Sept. 28,     Sept. 30,
                                  1996          1995         1996          1995
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Computation of Primary
  Earnings per Share:

Net Income (a)              $1,346,000    $1,004,000   $3,548,000    $2,832,000
                            ----------    ----------   ----------    ----------

Shares:
  Weighted average shares
    outstanding              9,875,000     7,000,000    8,907,051     7,000,000

  Add: Shares issuable
       from assumed
       exercise of
       options (as
       determined by
       the application
       of the treasury
       stock method)                 -        27,000        9,000        27,000
                            ----------    ----------   ----------    ----------

  Weighted average
    shares outstanding,
    as adjusted (b)          9,875,000     7,027,000    8,916,051     7,027,000
                            ----------    ----------   ----------    ----------

Primary Earnings per
  Share (a) / (b)           $      .14    $      .14   $      .40    $      .40
                            ==========    ==========   ==========    ==========